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                                                     Exhibit 10-31 Enclosure (3)


                          RETIREMENT BENEFIT AGREEMENT

AGREEMENT dated as of February 14, 1997, between General Dynamics Corporation, a Delaware Corporation (the "Corporation"), and Gordon R. England (the "Employee").

WHEREAS, the Employee, following his employment by the Corporation, will accrue retirement benefits under the General Dynamics Retirement Plan for Salaried Employees (the "Retirement Plan") and to the extent the accrued benefits under the Retirement Plan are limited by Section 415, 401(a)(4) or 401(a)(17) of the Internal Revenue Code (or similar provision), any benefit that would have been provided by the benefit formula of the Retirement Plan in excess of those limitations will be provided under a non-qualified plan (Supplemental Retirement Plan). The Retirement Plan and the Supplemental Retirement Plan are hereinafter collectively referred to as the "Retirement Program."

WHEREAS, this Agreement provides for certain additional retirement benefits to be paid on the Employee's retirement.

NOW, THEREFORE, in consideration for the employee's acceptance of employment by the Corporation, and the services to be rendered to the Corporation by the Employee, the Corporation and the Employee agree as follows:

1. MEMBERSHIP IN GENERAL DYNAMICS RETIREMENT PLAN. The Employee will become a member of the General Dynamics Retirement Program, a copy of which has been furnished to him.

2. RETIREMENT BENEFIT. Upon the Employee's retirement from the Corporation, the Employee shall be entitled to such annual retirement benefits, if any, as of the date of the Employee's termination of employment with the Corporation, based upon the terms of the Retirement Program. Payment of these benefits shall commence at such time and in the form the Employee elects pursuant to the terms of the Retirement Plan.

3.   SUPPLEMENTAL RETIREMENT BENEFIT.

     (a) Upon the Employee's termination of employment with the Corporation, the Employee may receive a retirement benefit (the "Supplemental Retirement Benefit") pursuant to this Agreement in an amount determined in accordance with Section 3(c) or (d) below, as applicable, and subject to adjustment pursuant to Section 4 below. Any benefit payable under this Agreement shall be reduced by all amounts payable under the Corporation's Retirement Program.

     (b) Notwithstanding anything in this Agreement to the contrary, no Supplemental Retirement Benefit shall be paid hereunder if, in the sole opinion of the Compensation Committee, the Employee is discharged for causing harm to the Corporation (financial, reputation, or product), through: (i) an act or acts of

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       personal dishonesty, (ii) conviction of a felony related to the
       Corporation, (iii) material violation of General Dynamics' standards of business ethics and conduct, (iv) individually filing or participating in a lawsuit against the Corporation, or (v) subsequent employment with a competitor without prior Compensation Committee approval.

   (c) If the Employee ceases rendering services to the Corporation during his first three years of Service, the Supplemental Retirement Benefit, if any, shall equal an amount as specified below:

       (i) If the Employee voluntarily terminates employment, no Supplemental Retirement Benefit shall be paid other than that accrued under the "Retirement Program."

       (ii) In the event of Employee's illness or disability such that he is unable, in the sole opinion of the Compensation Committee, to adequately perform the tasks of his position, $100,000 per year for his life.

       (iii) If the Corporation shall substantially downgrade the Employee's responsibilities or if the Corporation shall involuntarily terminate his employment other than for cause, $100,000 per year for his life.

   (d) If the Employee ceases rendering services to the Corporation following completion of at least three full years of Service, the Supplemental Retirement Benefit shall equal $100,000 per year, plus an additional $4,166.67 for each full month of Service that is in excess of 36 months, subject to a maximum Supplemental Retirement Benefit from the Corporation of $200,000 per year for his life.

   (e) For the purpose of Paragraphs (c) and (d) above, "Service" shall mean employment with the Corporation subsequent to the date of this Agreement.

4. ALTERNATE FORM OF BENEFIT. The Employee shall have the option, on written notice transmitted to the Corporation at least 30 days prior to the date on which payment of his benefit would otherwise commence hereunder, to elect to receive the retirement benefit described herein payable in an alternate form as provided by the Retirement Plan or, in the Corporation's discretion, in another form of actuarial equivalent value mutually agreeable to the parties. The applicable single-life annual benefit provided hereunder shall then be converted to the alternate form elected by the application of the actuarial factors used for converting benefits under the Retirement Plan at the time the retirement benefit is to commence.

5. SURVIVOR BENEFIT IN CASE OF DEATH PRIOR TO COMMENCEMENT OF BENEFITS. If the employee dies after the date of this Agreement but prior to commencement of benefits, and at the time of his death he is otherwise entitled to a Supplemental Retirement Benefit under this Agreement, then his spouse shall be entitled to receive a "Pre-Retirement Surviving Spouse Annuity" as provided in the Retirement Plan (currently defined as a 50% Contingent Annuity) for her life,


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     commencing on the Employee's death. The amount of the Pre-Retirement
     Surviving Spouse Annuity payable under this Agreement shall equal (1) the amount that would have been paid to the Employee under this Agreement as a single-life annuity, assuming he was involuntarily terminated immediately prior to his date of death, less (2) the Retirement Plan's actuarial adjustments necessary to express the single-life annuity as a 50% contingent annuity option.

6. PAYMENT. All annual retirement benefits for the life of the Employee (or alternate form of benefit) or other amounts payable as provided in this Agreement shall be paid as provided in the Employee's benefit election under the Retirement Plan. Any retirement benefits to which the Employee is entitled under this Agreement shall be paid directly by the Corporation to the extent they are not paid under the Retirement Plan. The Corporation may, in its sole discretion, accelerate the payment of benefits under this Agreement in the form of an actuarial equivalent value mutually agreeable to the parties.

7. NO ASSIGNMENT. No benefit under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void, and no such benefit shall in any manner be liable for or subject to the debts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in the Retirement Program or pursuant to a Qualified Domestic Relations Order as described in Code Section 414(p).

8.   PAYMENT FROM GENERAL ASSETS.

     (a) Unless otherwise determined by the Corporation, the Supplemental Retirement Benefit will be payable by the Corporation from its general assets. The Corporation shall not be obliged to acquire, designate or set aside any specific assets for payment of the Supplemental Retirement Benefit. Further, the Employee shall have no claim whatsoever to any specific assets or group of assets of the Corporation.

     (b) The Corporation may, in its discretion, designate that the Supplemental Retirement Benefit shall be satisfied from the assets of a trust, fund, or other segregated group of assets. But, should these assets prove to be insufficient to satisfy payment of the Supplemental Retirement Benefit or post-retirement benefits described above, the Corporation shall remain liable for their payment unless otherwise agreed to by the parties of this Agreement.

9.   This Agreement shall be governed by the laws of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on behalf of its Chairman and Chief Executive Officer by the Corporate Vice President - Human Resources and Administration and its corporate seal to be hereunto affixed and attested to by the Secretary of the Corporation, and the Employee has executed this Agreement as of the date first above written.

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ATTEST:                                      GENERAL DYNAMICS CORPORATION




/s/ Paul A. Hesse                            By: /s/ W.P. Wylie
---------------------------------           ----------------------------------
Secretary                                    W.P. Wylie
                                             Corporate Vice President -
                                             Human Resources and Administration


/s/ Gladys M. Bucklew                        /s/ Gordon R. England
---------------------------------            ----------------------------------
Witness                                      Gordon R. England













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